UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2015

TOKAI PHARMACEUTICALS, INC.

(Exact Name of Company as Specified in Charter)

Delaware	001-36620	20-1000967
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Broadway, 14th floor

Cambridge, MA 02142

(Address of Principal Executive Offices) (Zip Code)

Company’s telephone number, including area code: (617) 225-4305

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 13, 2015, Tokai Pharmaceuticals, Inc. (the “Company”) entered into a project work plan with Qiagen Manchester Limited (“Qiagen”) under a Master Collaboration Agreement, dated January 12, 2015, between the Company and Qiagen (together with the project work plan, the “Agreement”). Pursuant to the Agreement, Qiagen has agreed to develop and commercialize an assay as a companion diagnostic test to identify castration resistant prostate cancer (“CRPC”) patients with the splice variant AR-V7 for use with galeterone, the Company’s lead drug candidate. The Company expects to use the clinical trial assay developed by Qiagen in its planned pivotal Phase 3 clinical trial of galeterone in order to identify CRPC patients with AR-V7.

Under the Agreement, Qiagen is responsible for developing, and obtaining and maintaining regulatory approvals for, the companion diagnostic test in the United States, the European Union, Canada, Australia and such other countries as the parties may agree. In addition, Qiagen has agreed to use commercially reasonable and diligent efforts to manufacture the companion diagnostic test and to make the companion diagnostic test commercially available in those countries in which the Company has obtained regulatory approval for, and has valid patent claims covering, galeterone. Qiagen will be responsible for commercializing the companion diagnostic in each such country for as long as there are valid patent claims covering galeterone in such country. If Qiagen elects not to commercialize the companion diagnostic test itself in any country, for so long as there are valid patent claims covering galeterone in such country, Qiagen has agreed to procure alternative distribution channels or otherwise supply the companion diagnostic test to the Company in order for the Company to market galeterone in combination with the companion diagnostic test. Upon the request of the Company, the parties have also agreed to negotiate in good faith to expand the scope of the projects under the Agreement to, among other things, provide for the development and commercialization of the companion diagnostic test for use with galeterone in Japan.

Subject to the terms of the Agreement, the Company will pay Qiagen an approximate aggregate amount of up to $7.4 million over the term of the development program, including amounts payable to Qiagen for the Company to have the exclusive right to have the circulating tumor cell enrichment technology used in the development of the companion diagnostic test. This amount is subject to adjustment if the parties determine that changes in the scope of the development program are required. Following commercialization, the Company will have no further payment obligations to Qiagen under the Agreement. However, the Company will not receive any revenues from future sales, if any, of the companion diagnostic test.

The Agreement expires on the later to occur of (i) the fifth anniversary of regulatory approval of the companion diagnostic test and (ii) the expiration of Qiagen’s commercialization obligations under the Agreement. The Company is permitted to terminate the Agreement for convenience upon 180 days’ written notice to Qiagen. Either party may terminate the Agreement upon 60 days’ written notice to the other party based on uncured material breaches by the other party and may terminate the Agreement immediately based on the bankruptcy or insolvency of the other party.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOKAI PHARMACEUTICALS, INC.

Date: March 19, 2015	By:	/s/ Lee H. Kalowski
Lee H. Kalowski
Chief Financial Officer